Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212301

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. We are not using this preliminary prospectus supplement and the accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT, DATED DECEMBER 1, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 29, 2016)

Potash Corporation of Saskatchewan Inc.

$             % Notes due

Potash Corporation of Saskatchewan Inc. is offering $          million aggregate principal amount of     % Notes due              (the “notes”). Interest on the notes will be paid semi-annually in arrears on                  and                 of each year, beginning on                 , 2017. The notes will mature on                  ,          .

We may redeem the notes in whole or in part at any time and from time to time at the applicable redemption price described under “Description of the Notes — Optional Redemption” in this prospectus supplement. We may also redeem the notes prior to maturity thereof under the circumstances described under “Description of the Notes — Redemption for Changes in Withholding Taxes” in this prospectus supplement. If a Change of Control Triggering Event (as defined herein) occurs with respect to the notes, we will be required to offer to purchase the notes from holders on the terms described in this prospectus supplement. If completed, the Proposed Transaction (as defined herein) will not constitute a Change of Control (as defined herein) with respect to the notes for purposes of the indenture.

The notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The notes will be issued only in registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per note		Total
Public offering price(1)		%	$
Underwriting discounts		%	$
Proceeds, before expenses, to PotashCorp		%	$

(1)	Plus accrued interest from , 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about                 , 2016 only in book-entry form through the facilities of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley	RBC Capital Markets	Scotiabank

The date of this prospectus supplement is                 , 2016

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any free-writing prospectus prepared by us or on our behalf to which we may have referred you, is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

ABOUT THIS DOCUMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific terms of this offering of notes. The second part is the prospectus dated June 29, 2016, which is part of our Registration Statement on Form S-3 (Registration No. 333-212301).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

These securities will not be offered or sold in Canada or to any individual or company in Canada in contravention of the securities laws of Canada or any province or territory thereof. Each underwriter has agreed that it will not distribute any material related to these securities in Canada in contravention of the securities laws of Canada or any province or territory thereof.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Except as otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our,” “PotashCorp” and the “Company” refer to Potash Corporation of Saskatchewan Inc. and its consolidated subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION

We are a foreign private issuer in the United States, and we voluntarily file our consolidated financial statements with the Securities and Exchange Commission (the “Commission”) on U.S. domestic issuer forms. In addition, we are permitted to file with the Commission our audited consolidated financial statements prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) without reconciliation to U.S. generally accepted accounting principles, or U.S. GAAP. We are also incorporating by reference herein certain historical financial statements of Agrium Inc. (“Agrium”), which financial statements have also been prepared under IFRS. Neither we nor Agrium are required to prepare a reconciliation of our respective results to U.S. GAAP. It is possible that certain of our accounting policies or Agrium’s accounting policies could be different from U.S. GAAP and, as a result, reported results may differ from those that would have been reported if such financial statements were prepared under U.S. GAAP.

Unless otherwise specified, financial information is presented in U.S. dollars, and all references to per-share amounts pertain to diluted net income per share.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws) that relate to future events or our future financial performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “forecast,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this prospectus supplement and the documents incorporated by reference herein, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, including the completion of the Proposed Transaction, and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to:

•	a number of matters relating to the Proposed Transaction, including:

•	the failure to satisfy all required conditions, including required regulatory approvals, or to satisfy or obtain waivers with respect to all other closing conditions, in a timely manner and on favorable terms or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement (as defined herein);

•	certain costs that we may incur in connection with the Proposed Transaction;

•	certain restrictions in the Arrangement Agreement on our ability to take action outside the ordinary course of business without the consent of Agrium;

•	the effect of the announcement of the Proposed Transaction on our ability to retain customers, suppliers and personnel and on our operating future business and operations generally;

•	risks related to diversion of management time from ongoing business operations due to the Proposed Transaction;

•	failure to realize the anticipated benefits of the Proposed Transaction and to successfully integrate Agrium and PotashCorp;

•	the risk that our credit ratings may be downgraded or there may be adverse conditions in the credit markets;

•	variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates;

•	fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets;

•	changes in competitive pressures, including pricing pressures;

•	risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns;

•	adverse or uncertain economic conditions and changes in credit and financial markets;

•	economic and political uncertainty around the world;

•	changes in capital markets;

S-ii

•	the results of sales contract negotiations within major markets;

•	unexpected or adverse weather conditions;

•	changes in currency and exchange rates;

•	risks related to reputational loss;

•	the occurrence of a major safety incident;

•	inadequate insurance coverage for a significant liability;

•	inability to obtain relevant permits for our operations;

•	catastrophic events or malicious acts, including terrorism;

•	certain complications that may arise in our mining process, including water inflows;

•	risks and uncertainties related to our international operations and assets;

•	our ownership of non-controlling equity interests in other companies;

•	our prospects to reinvest capital in strategic opportunities and acquisitions;

•	risks associated with natural gas and other hedging activities;

•	security risks related to our information technology systems;

•	imprecision in reserve estimates;

•	costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight;

•	changes in, and the effects of, government policies and regulations;

•	earnings and the decisions of taxing authorities which could affect our effective tax rates;

•	increases in the price or reduced availability of the raw materials that we use;

•	our ability to attract, develop, engage and retain skilled employees;

•	strikes or other forms of work stoppage or slowdowns;

•	rates of return on, and the risks associated with, our investments and capital expenditures;

•	timing and impact of capital expenditures;

•	the impact of further innovation;

•	adverse developments in new and pending legal proceedings or government investigations; and

•	violations of our governance and compliance policies.

These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 and in other documents and reports filed by us with the Commission and the Canadian provincial securities commissions, which have been incorporated by reference herein. You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. As a result of these and other factors, there is no assurance that any of the events, circumstances or results anticipated by forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus will occur or, if they do, of what impact they will have on our business, our performance, the results of our operations and our financial condition.

Forward-looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements in this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the historical and pro forma financial statements and notes to those financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please read “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 for more information about important risks that you should consider before making an investment decision.

Potash Corporation of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc. (NYSE: POT; TSX: POT) is the world’s largest fertilizer producer by capacity producing the three primary crop nutrients: potash, nitrogen and phosphate. We are the largest producer of potash worldwide by capacity. In 2015, we estimate our potash operations represented 20% of global capacity (based on our nameplate capacity at December 31, 2015, which may exceed operational capacity), our nitrogen operations represented 2% of global nitrogen capacity and our phosphate operations represented 3% of global phosphate capacity.

We own and operate five potash operations in Saskatchewan and own one potash operation in New Brunswick. In November 2015, we permanently closed our Penobsquis mine in New Brunswick and in January 2016, we indefinitely suspended our Picadilly, New Brunswick potash operations. Our Picadilly operations are being kept in care-and-maintenance mode. Our nitrogen operations involve the production of nitrogen fertilizers and nitrogen feed and industrial products, including ammonia, urea, nitrogen solutions, ammonium nitrate and nitric acid. We have nitrogen facilities in Georgia, Louisiana, Ohio and Trinidad. Our phosphate operations include the manufacture and sale of solid and liquid phosphate fertilizers, phosphate feed and industrial acid, which is used in food products and industrial processes. We have phosphate mines and mineral processing plant complexes in northern Florida and North Carolina. We also have four phosphate feed plants in the United States and produce phosphoric acid at our Geismar, Louisiana facility.

We are a corporation organized under the laws of Canada. Our principal executive offices are located at Suite 500, 122 —1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, and our telephone number is (306) 933-8500.

Proposed Transaction with Agrium

On September 11, 2016, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with Agrium pursuant to which the Company and Agrium have agreed to combine their businesses (the “Proposed Transaction”) in a merger of equals transaction to be implemented by way of a plan of arrangement under the Canada Business Corporations Act. The Proposed Transaction is currently anticipated to be completed in mid-2017 and is subject to customary closing conditions, including the receipt of regulatory approvals.

Upon the closing of the Proposed Transaction, the Company and Agrium will become indirect, wholly owned subsidiaries of a new parent company (“New Parent”). Company shareholders will own approximately 52 percent of New Parent, and Agrium shareholders will own approximately 48 percent of New Parent.

Agrium (NYSE: AGU; TSX: AGU) is a retailer of agricultural products and services in the United States, Canada, Australia, Argentina, Brazil, Chile and Uruguay and a multi-national producer and wholesale marketer of nutrients for agricultural and industrial markets. Agrium’s strategy is to invest and operate across the agricultural inputs value chain (fertilizer, crop protection and seed), through production, distribution and retail sales.

Agrium is a corporation organized under the laws of Canada. Its principal executive offices are located at 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, and its telephone number is (403) 225-7000.

The Offering

Issuer	Potash Corporation of Saskatchewan Inc.

Securities Offered	$ aggregate principal amount of % notes due

Maturity Date	, .

Interest Rate	The notes will bear interest from , 2016 at the rate of % per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, beginning on , 2017.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability to:

•	incur debt secured by liens; and

•	engage in certain sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications. For more information on these covenants, please see the information under the caption “Description of Debt Securities —Certain Covenants” in the accompanying prospectus.

Change of Control Triggering Event	Upon the occurrence of both (1) a Change of Control and (2) a downgrade of the notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. If completed, the Proposed Transaction will not constitute a Change of Control with respect to the notes for purposes of the indenture. See “Description of the Notes — Change of Control” in this prospectus supplement.

Optional Redemption	At any time prior to , (three months prior to the maturity date of the notes) (the “Par Call Date”)), we may redeem the notes, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes that would be due if such notes matured on the Par Call Date but for such redemption (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus          basis points;

plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on or after the Par Call Date, we may redeem the notes, in whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Redemption for Changes in Withholding Taxes	If we are, or there is a substantial probability that we will be, required to pay additional amounts as a result of changes in laws applicable to tax-related withholdings or deductions in respect of payment on the notes, we will have the option to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount of the notes, plus any accrued and unpaid interest, if any, to the date of redemption and any additional amounts that may then be payable. See “Description of the Notes — Tax Redemption” in this prospectus supplement.

Additional Amounts	Payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes, unless we are required to withhold or deduct Canadian taxes by law. If we are required to withhold or deduct for Canadian taxes with respect to any payment made regarding the notes, then, subject to certain exceptions, we will pay such additional amounts as may be necessary so that the net amount received by the holders of the notes after such deduction or withholding is not less than the amount such holders would have received in the absence of the withholding or deduction. See “Description of Debt Securities — Certain Covenants — Additional Amounts” in the accompanying prospectus.

Ratio of Earnings to Fixed Charges	Our ratio of earnings to fixed charges for the year ended December 31, 2015 and the nine months ended September 30, 2016 were 7.70 and 3.06, respectively.

Use of Proceeds

We estimate the net proceeds from the sale of the notes to be approximately $          million after deducting underwriting discounts and expected expenses of the offering. We intend to use the net proceeds of this offering to refinance existing debt, which may include repaying a portion of the amounts outstanding under our commercial paper facilities or redeeming our $500,000,000 aggregate principal amount of outstanding 3.25% notes prior to maturity on December 1, 2017. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2016, before deciding whether to invest in the notes.

Trustee	U.S. Bank National Association (as successor trustee to The Bank of Nova Scotia Trust Company of New York).

Form and Denomination	The notes will initially be represented by one or more global notes, deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes — Book-Entry System” in this prospectus supplement.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Summary Historical Consolidated Financial Data

The following financial information is only a summary, and you should read it in conjunction with the historical consolidated financial statements of PotashCorp and the related notes contained in reports and other information that PotashCorp has previously filed with the Commission. The following summary historical consolidated financial data as of December 31, 2015 and 2014 and for each of the years ended December 31, 2015, 2014 and 2013 has been derived from PotashCorp’s audited consolidated financial statements incorporated by reference herein. The following summary historical consolidated financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 has been derived from PotashCorp’s unaudited interim condensed consolidated financial statements incorporated by reference herein. PotashCorp’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with IFRS. See “Incorporation by Reference” and “Where You Can Find More Information.”

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2016	2015	2015	2014	2013
	(in millions except per share data)
Statement of Operations Data:
Sales	$3,398	$4,925	$6,279	$7,115	$7,305
Operating income	496	1,599	1,913	2,348	2,616
Income before income taxes	335	1,451	1,721	2,164	2,472
Net income	277	1,069	1,270	1,536	1,785
Net income per share:
Basic	0.33	1.28	1.52	1.83	2.06
Diluted	0.33	1.28	1.52	1.82	2.04
Dividends declared per share	0.60	1.14	1.52	1.40	1.33

	As of September 30,	As of December 31,
	2016	2015	2014
	(in millions)
Financial Position Data:
Cash and cash equivalents	$153	$91	$215
Total assets	17,351	17,469	17,724
Short-term debt and current portion of long-term debt	1,036	517	1,032
Long-term debt(1)	3,714	3,710	3,213
Shareholders’ equity	8,048	8,382	8,792

(1)	Excludes current portion of long-term debt which at December 31, 2014 included $500 million of 3.750% notes which we redeemed in 2015.

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the Commission that are incorporated by reference herein and therein and, in particular, the risks described below, the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference herein, and the risk factors included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference herein, before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, and the risks described below and in the accompanying prospectus and documents incorporated by reference may also adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

The notes will be unsecured and effectively subordinated to all of our existing and future secured indebtedness.

The notes will be unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. If we incur any secured debt, all or a portion of our assets will be subject to prior claims by our secured creditors. If our subsidiaries incur any secured debt, all or a portion of their assets will be subject to prior claims by their secured creditors. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral for any secured indebtedness would be made available to satisfy the obligations to our secured creditors before any payments are made on the notes. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid. As of September 30, 2016, we did not have any secured indebtedness. See “Description of Debt Securities — General” in the accompanying prospectus.

The notes will be effectively subordinated to all liabilities of our subsidiaries.

None of our subsidiaries will guarantee or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors.

We will make only limited covenants in the indenture for the notes.

The indenture for the notes does not:

•	establish a sinking fund for the notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness generally or indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur any indebtedness, including secured indebtedness generally or any indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability generally to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

Redemption may adversely affect your return on the notes.

We may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes, and/or the price at which you could sell your notes.

Changes in our credit ratings may adversely affect the value of the notes.

Our long-term debt is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Ratings of the notes are not recommendations to buy, sell or hold the notes. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the notes and could increase our corporate borrowing costs. In this circumstance, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes.

The notes have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

The notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

We cannot assure you that an active trading market for the notes will develop, be maintained or be liquid. If an active trading market for the notes does not develop, is not maintained or is not liquid, the market price of the notes may be adversely affected.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to the notes, subject to certain conditions, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes — Change of Control” in this prospectus supplement. If completed, the Proposed Transaction will not constitute a Change of Control with respect to the notes for purposes of the indenture. The source of funds for such a repurchase, if required, will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Triggering Event to make required repurchases of notes tendered. In addition, the terms of certain of our other existing indebtedness provide that certain change of control events will require us to make an offer to repurchase such outstanding indebtedness. Our future debt instruments may contain similar provisions. It is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to complete the required repurchase of the notes and, if applicable, our other indebtedness. Any failure to repurchase the notes in those circumstances would constitute a default under the indenture. A default could result in acceleration of principal and interest on all notes.

There are no commitments in the Arrangement Agreement with respect to the treatment by New Parent of outstanding PotashCorp or Agrium indebtedness following the completion of the Proposed Transaction.

Following the completion of the Proposed Transaction, each of PotashCorp and Agrium will be an indirect, wholly-owned subsidiary of New Parent. While New Parent may elect to guarantee any or all of either or both of PotashCorp’s or Agrium’s outstanding indebtedness (including the notes), or PotashCorp or Agrium (or both) may elect to guarantee any or all of New Parent’s or the other’s indebtedness, or otherwise, there are no legal, regulatory, contractual or other obligations for any of these entities to do any of the foregoing. In addition, no assurances can be provided that the notes or any other outstanding indebtedness will remain outstanding after the completion of the Proposed Transaction.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately $          million after deducting underwriting discounts and estimated expenses of the offering. We intend to use the net proceeds of this offering to refinance existing debt, which may include repaying a portion of the amounts outstanding under our commercial paper facilities or redeeming our $500,000,000 aggregate principal amount of outstanding 3.25% notes prior to maturity on December 1, 2017.

As of September 30, 2016, we had approximately $1,036 million of commercial paper outstanding on an actual basis, with a weighted average interest rate (on a bond-equivalent yield basis) of approximately 0.8% to 1.0% per annum and with a weighted average maturity of approximately 43.29 days.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization (including short-term debt) as of September 30, 2016 on an actual basis and on an as adjusted basis to give effect to the sale of the notes and the application of the net proceeds from the sale of the notes, as described under “Use of Proceeds,” assuming all of the proceeds are used to repay a portion of the amounts outstanding under our commercial paper facilities. You should read the information in this table in conjunction with the detailed financial information and related notes appearing elsewhere herein and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement.

	As of September 30, 2016
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$153	$

Short-term debt(1)	$1,036	$

Long-term debt, including current portion:
% notes due , offered hereby	—
5.625% notes due December 1, 2040	500		500
5.875% notes due December 1, 2036	500		500
3.000% notes due April 1, 2025	500		500
3.625% notes due March 15, 2024	750		750
4.875% notes due March 30, 2020	500		500
6.500% notes due May 15, 2019	500		500
3.250% notes due December 1, 2017	500		500
Credit facility borrowings(2)	—		—
Other(3)	(36)

Total long-term debt (including current portion of long-term debt)	3,714

Total debt	4,750

Shareholders’ equity:
Common shares (unlimited authorization of common shares without par value; 839,643,474 shares issued and outstanding)	1,795		1,795
Contributed surplus	229		229
Accumulated other comprehensive income	(99)		(99)
Retained earnings	6,123		6,123

Total shareholders’ equity	8,048		8,048

Total capitalization	$12,798	$

(1)	As of September 30, 2016, PotashCorp had $1,036 million of outstanding commercial paper on an actual basis. PotashCorp has an unsecured line of credit available for short-term financing in the amount of $75 million (net of letters of credit of nil as of September 30, 2016 on an actual and adjusted basis) that is available through August 2017. Excludes PotashCorp’s uncommitted $100 million letter of credit facility (due on demand), against which $40 million was issued as of September 30, 2016 on an actual and adjusted basis.
(2)	PotashCorp has an available $3,500 million long-term revolving credit facility that provides for unsecured advances.
(3)	Includes unamortized issuance costs.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed using amounts reported under IFRS for the periods indicated below.

	Nine Months Ended September 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	3.06	7.70	9.77	10.27	11.13	14.15

(1)	Earnings for this purpose have been calculated by adding income taxes, fixed charges, amortization of capitalized interest and distributed income of equity investees to net income, and deducting interest capitalized and our share of earnings of equity-accounted investees. Fixed charges for this purpose consist of the total of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 5 of the accompanying prospectus. As used under “Prospectus Supplement Summary — The Offering” and under this heading, “Description of the Notes,” all references to “we,” “us,” “our,” “PotashCorp” and the “Company” refer to Potash Corporation of Saskatchewan Inc. excluding any of its subsidiaries.

General

We will initially issue the notes in the aggregate principal amount of $        pursuant to an indenture dated as of February 27, 2003 between us and U.S. Bank National Association (as successor trustee to The Bank of Nova Scotia Trust Company of New York), the trustee for the notes. The notes will mature on                 ,          . We will initially issue the notes only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will bear interest at the annual rate shown on the cover of this prospectus supplement and will accrue interest from                 , 2016 or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

Commencing                 , 2017, interest will be payable twice a year, on                  and                 , to the person in whose name a note is registered at the close of business on the          or          that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity date falls on a day that is not a business day, the payment will be made on the next succeeding business day with the same force and effect as if made on the relevant interest payment date or maturity date and no interest will accrue for that period from and after the applicable interest payment date or maturity date.

As contemplated under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” on page 15 of the accompanying prospectus, the satisfaction of certain conditions will permit us to discharge some or all of our obligations under the indenture with respect to the notes. In addition, we may discharge our obligations with respect to certain covenants through covenant defeasance. We refer you to the information under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus for more information.

Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness. See “Risk Factors — We will make only limited covenants in the indenture for the notes” in this prospectus supplement.

Re-opening of the Notes

We are initially offering the notes in the aggregate principal amount of $        . We may from time to time, without the consent of the holders of the notes, create and issue further notes having the same terms and conditions in all respects as the notes being offered hereby, except for the date of issue, the initial price, the first date from which interest will accrue, and, in some cases, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby if such issuance is fungible with this issuance for U.S. federal income tax purposes.

Optional Redemption

At any time prior to the Par Call Date, the notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

At any time on or after the Par Call Date, the notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

In connection with such optional redemption, the following defined terms apply:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker for the notes obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Par Call Date” means                 ,          (three months prior to the maturity date of the notes).

“Reference Treasury Dealer” means (a) Goldman, Sachs & Co., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC or Scotia Capital (USA) Inc. and their respective affiliates or successors, and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer or (b) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due if such notes matured on the Par Call Date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Redemption for Changes in Withholding Taxes

The notes will be redeemable, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days prior written notice to the holders (with a copy to the trustee, paying agent and transfer agent), at a redemption price equal to 100% of their aggregate principal amount, plus any additional amounts, as described in the accompanying prospectus under “Description of Debt Securities — Certain Covenants —Additional Amounts”, and accrued and unpaid interest to the date of redemption (subject to the right of holders of record on a relevant record date to receive interest due on the respective interest payment date), in the event there is a substantial probability that we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any additional amounts as a result of:

•	an amendment of or change in the laws (including any regulations promulgated thereunder) of Canada or of any province or territory of Canada or by any authority or agency thereof or therein having the power to tax; or

•	any change in or amendment to any official position or the introduction of an official position of a taxing authority, legislative body, court, governmental agency or regulatory authority in Canada or of any province or territory of Canada or by any authority or agency therein or thereof having the power to tax, regarding the application or interpretation of such laws or regulations (each of (i) and (ii) a “Change in Tax Law”), which change or amendment is publicly announced or becomes effective on or after the date of this prospectus supplement (or the date a party organized in a jurisdiction other than Canada becomes our successor).

The notice of redemption referred to below may not be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such additional amounts were a payment in respect of the notes then due and payable. Any such redemption described in this section shall be consummated upon not less than 30 days nor more than 60 days’ prior written notice.

Before we publish or mail a notice of redemption of the notes as described in this section, we will deliver to the trustee an officers’ certificate to the effect that we are entitled to redeem the notes pursuant to the terms of the indenture and such notice shall not be effective until the Company delivers to the trustee an opinion of counsel to the effect that there is a substantial probability that additional amounts will be payable on the next payment date in respect of the notes as a result of a Change in Tax Law. We will, prior to or contemporaneously with the publication or mailing of any notice of redemption of any notes as described in this section, furnish to the trustee, paying agent and transfer agent a copy of such notice of redemption.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem the notes as described above, we will be required to make an offer to repurchase all, or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), of each holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will be required to mail promptly to each holder who properly tendered notes the purchase price for such notes and the trustee will be required to authenticate and mail (or cause to be transferred by book entry) promptly to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating on the notes is changed from an Investment Grade Rating to below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any Person other than us or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger, amalgamation, arrangement or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of our voting stock normally entitled to vote in elections of directors; or (3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors. The Proposed Transaction shall not constitute a Change of Control with respect to the notes for purposes of the indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of this prospectus supplement; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade rating from any additional Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The failure by us to comply with the obligations described under “— Change of Control” will constitute an event of default with respect to the notes.

Financial Information

The indenture provides that as long as any notes are outstanding, we will file with the trustee, within 15 days after we file the same with the Commission, copies of the annual reports and the information, documents and other reports which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act or, if we are not required to file information, documents or reports pursuant to either of such sections of the Exchange Act, then we will file with the trustee, in accordance with the rules and regulations of the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange.

Book-Entry System

The certificates representing the notes will initially be issued in the form of one or more fully registered global notes without coupons (a “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. In addition, transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. See “Legal Ownership of Debt Securities — Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in DTC, on the one hand, and DTC participants acting on behalf of Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of DTC participants acting on behalf of Euroclear or Clearstream, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to the DTC participant acting on its behalf to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the DTC participants acting on behalf of Euroclear or Clearstream. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Concerning the Trustee

U.S. Bank National Association (as successor to The Bank of Nova Scotia Trust Company of New York), is the trustee under the indenture. An affiliate of the trustee is a lender under our $3,500.0 million credit facility. The trustee and its affiliates may also maintain other normal banking relationships, including the maintenance of depositary accounts, with us and certain of our subsidiaries.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes by a U.S. holder (as defined below). It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date of this prospectus supplement and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary applies only to U.S. holders that purchase the notes for cash upon their initial issuance at their “initial offering price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

This summary is intended for general information purposes only and does not address all of the U.S. federal income tax considerations that may be relevant to a particular U.S. holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, persons holding notes as part of a hedging or conversion transaction or a straddle, and holders of 10% or more of our voting shares. The discussion does not address any non-U.S., state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was in existence on August 20, 1996 and was validly treated as a United States person, a valid election is in place under applicable U.S. Treasury regulations to treat such trust as a United States person.

If an entity or arrangement properly classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership and partners in such partnerships are urged to consult with their own tax advisors about the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

Prospective purchasers of the notes that are not U.S. holders should consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only and should not be construed as tax advice to any holder of the notes. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as non-U.S., state, or local laws and tax treaties, and the possible effects of changes in tax laws. We also refer you to “Canadian Federal Income Tax Considerations.”

Effect of Certain Contingencies

In certain circumstances under the terms of the notes (see “Description of the Notes — Change of Control” in this prospectus supplement and “Description of Debt Securities — Certain Covenants — Additional Amounts” in the accompanying prospectus), we may become obligated to make payments on the notes in excess of stated interest or principal. Also, we may, under certain circumstances, redeem or repurchase the notes before maturity as described above under “Description of the Notes — Optional Redemption” and “Description of the Notes —Redemption for Changes in Withholding Taxes.” The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a U.S. holder’s income, gain or loss with respect to the notes to be different from the consequences discussed herein. Although the issue is not free from doubt, we believe that the possibility of the payment of such amounts will not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our treatment will be binding on all U.S. holders, except a U.S. holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the Internal Revenue Service (the “IRS”), which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a U.S. holder would generally be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. You are urged to consult your own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof. This discussion assumes the notes will not be treated as contingent payment debt instruments.

Taxation of Interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is no more than “de minimis” for U.S. federal income tax purposes. Stated interest on notes beneficially owned by a U.S. holder generally will be taxable as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Interest on the notes will constitute income from sources outside the United States and, depending on the circumstances, either will be “passive category income” or “general category income” for U.S. foreign tax credit purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the amount realized upon such disposition, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. holder’s adjusted tax basis in the note. The amount realized by a U.S. holder is the sum of the cash plus the fair market value of any other property received on such disposition. A U.S. holder’s adjusted tax basis in a note generally will be its cost for the note. The gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year at the time of such disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are generally eligible for preferential rates of taxation. The gain generally will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to certain limitations. U.S. holders are urged to consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Unearned Income Medicare Contribution Tax

Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds are subject to an additional 3.8% unearned income Medicare contribution tax on their “net investment income” (“undistributed net investment income” in the case of an estate or trust). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes. You are urged to consult your own tax advisor regarding the applicability of the unearned income Medicare contribution tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on the notes and to the proceeds from the disposition (including a retirement or redemption) of the notes to U.S. holders that are not exempt recipients (such as corporations). A U.S. holder that is not an exempt recipient generally will be subject to U.S. federal backup withholding tax at a rate of 28% with respect to payments on the notes and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of the notes, unless the U.S. holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder may be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner. You are urged to consult your own tax advisor regarding the application of information reporting requirements and backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Tax Return Disclosure Obligation with Respect to Foreign Financial Assets

Certain owners of “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts may be required to file an information report with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as securities issued by non-United States issuers that are held for investment, but only if they are not held in accounts maintained by financial institutions. Under these rules, the notes (or accounts in which the notes are held) may be treated as “specified foreign financial assets.” You are urged to consult your own tax advisor regarding the application of this reporting requirement to your investment in the notes.

The preceding discussion is only a general summary of certain of the U.S. federal income tax implications of an investment in the notes. Prospective investors are urged to consult with their own tax advisors prior to investing to determine the tax implications of such investment in light of each such investor’s particular circumstances.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Davies Ward Phillips & Vineberg LLP, our Canadian tax counsel, has advised that the following is a fair summary of the principal Canadian federal income tax consequences under the Income Tax Act (Canada) and the regulations thereunder (which we refer to in this section as the “Act” and the “Regulations,” respectively) in effect at the date hereof generally applicable to a holder of the notes who:

•	acquires the notes pursuant to this prospectus supplement;

•	is neither resident nor deemed to be resident in Canada for purposes of the Act, the Regulations and any applicable tax treaty at any time;

•	holds the notes as capital property (in general the notes will be considered to be capital property to a holder of notes unless the holder holds the notes as inventory in the course of carrying on a business, or the holder acquired the notes in a transaction or transactions considered to be an adventure or concern in the nature of trade);

•	deals at arm’s length with us for purposes of the Act at all times (under the Act, related persons are deemed not to deal at arm’s length with each other, and it is a question of fact whether persons not related to each other deal at arm’s length);

•	deals at arm’s length with any transferee who is resident or deemed to be resident in Canada and to whom the holder assigns or otherwise transfers the notes;

•	is not a “specified shareholder” of the Company and deals at arm’s length with any specified shareholder of the Company for purposes of the thin capitalization rules of the Act (for purposes of these rules, a “specified shareholder” generally includes a person who, together with persons not dealing at arm’s length, owns or has the right to acquire or control 25% or more of the shares of the Company on a votes or fair market value basis); and

•	does not ever use or hold and is not deemed ever to use or hold the notes in connection with a trade or business that the holder carries on, or is deemed to carry on, in Canada at any time.

Such a holder is hereinafter referred to as a “Non-Resident Holder.”

Special rules which are not discussed in this summary may apply to a Non-Resident Holder that is an “authorized foreign bank” (as defined in the Act) or an insurer carrying on business in Canada and elsewhere. This summary assumes that no amount paid or payable as, or on account or in lieu of payment of, interest will be in respect of a debt or other obligation to pay an amount to a person who does not deal at arm’s length with us for purposes of the Act.

This summary is based on the current provisions of the Act and the Regulations, all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which we refer to in this section as the “Proposals”) and our Canadian tax counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency. This summary assumes that the Act and the Regulations will be amended in accordance with the Proposals as so announced although we cannot assure you that this will occur.

This summary does not otherwise take into account or anticipate any changes in law or practice, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. Non-Resident Holders should be aware that the acquisition, holding and disposition of the notes may have tax consequences in the jurisdiction in which they reside which are not described in this prospectus supplement.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder, and no representations with respect to the income tax consequences to any particular Non-Resident Holder are made. Accordingly, you should consult your own tax advisor for advice with respect to the tax consequences to you of acquiring, holding and disposing of notes, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Taxation of Interest and Dispositions

The payment by the Company of interest, premium, if any, or principal on a note to a Non-Resident Holder will not be subject to Canadian withholding tax under the Act. No other taxes on income (including capital gains) will be payable under the Act in respect of the holding, redemption or disposition of the notes, including a disposition as a result of an optional redemption of a note by us.

The discussion in this section “Canadian Federal Income Tax Considerations” is a summary of certain material Canadian federal income tax considerations for a Non-Resident Holder of notes and does not purport to deal with all aspects of Canadian income taxation. For example, the foregoing is not intended to provide any commentary on the income tax consequences and implications following (a) a successor entity assuming the payments under the notes as summarized under “Description of Debt Securities — Merger, Consolidation or Sale” beginning on page 9 of the accompanying prospectus; or (b) assumption of obligations under the notes by any other party. Accordingly, no opinion is expressed as to the applicability of any withholding tax to or the income tax treatment of any payments (including proceeds of disposing of the notes) that may be received following the events or arrangements described under (a) or (b) above.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement and the related terms agreement (together, the “underwriting agreement”), we have agreed to sell to the underwriters, for whom Goldman, Sachs & Co., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. are acting as representatives, and these underwriters severally have agreed to purchase from us, the principal amount of notes listed opposite their names below:

Underwriter	Principal Amount
Goldman, Sachs & Co.	$
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.

Total	$

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at this price less a concession not in excess of     % of the principal amount per note. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount per note to other dealers. After the initial offering of the notes, the public offering price, concessions and discounts may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per note		Total
Underwriting discount to be paid by us		%	$

The expenses of the offering, not including the underwriting discount, are estimated to be $        and are payable by us.

New Issue of Notes

The notes will be a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that an active trading market for the notes will develop, be maintained or be liquid. If an active trading market for the notes does not develop, is not maintained or is not liquid, the market price of the notes may be adversely affected.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create short positions in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. They have received and will in the future receive customary fees, commissions or other payments for these transactions. Certain of the underwriters or their affiliates have been or are lenders in connection with one or more of our existing credit facilities. In particular, each of the representatives of the underwriters or their affiliates are lenders under one or more of our $3,500 million revolving credit facility, our uncommitted $100 million letter of credit facility (due on demand), against which $40 million was issued as of September 30, 2016, and our $75 million short-term line of credit, which is available through August 2017.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are described in this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the “Prospectus Directive”), as permitted under the Prospectus Directive, subject to obtaining the prior consent of our representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC as amended (including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

No notes have been offered or sold, and no notes may be offered or sold in Hong Kong by means of this prospectus supplement or any other document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in Part I of Schedule I to the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and neither this prospectus supplement nor any advertisement, invitation or other document relating to the notes has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement has not been reviewed or approved by any regulatory authorities, including the Securities and Future Commission and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the notes may not be offered to members of the public in Hong Kong. Each person acquiring the notes will be required, and is deemed by the acquisition of the notes, to confirm that he is aware of the restriction on offer of the notes described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any notes in circumstances that contravene any such restrictions.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person pursuant to Section 275(1) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The offering of notes has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended (the “FIEA”)), and disclosure under the FIEA has not been and will not be made in respect of the notes. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (as used in this paragraph, “resident of Japan” means any person residing in Japan including any corporate or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other relevant laws, regulations and governmental guidelines of Japan.

LEGAL MATTERS

Certain matters involving the laws of the United States will be passed upon for us by Jones Day, our United States counsel, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott LLP, our Canadian counsel. Certain matters involving the tax laws of the United States will be passed upon for us by Jones Day, our United States tax counsel. Certain matters involving the tax laws of Canada will be passed upon for us by Davies Ward Phillips & Vineberg LLP, our Canadian tax counsel. Certain matters involving the laws of the United States will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the effectiveness of our internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Agrium and its subsidiaries as of December 31, 2015 and December 31, 2014 and for each of the years in the two-year period ended December 31, 2015, and the consolidated statements of Agrium and its subsidiaries as of December 31, 2014 and December 31, 2013 and for each of the years in the two-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Commission. You may read and copy any of the information on file with the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the Commission maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the Commission.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference information contained in documents we file with it, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the Commission will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated.

The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 26, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, filed with the Commission on May 3, 2016, June 30, 2016, filed with the Commission on August 3, 2016, and September 30, 2016, filed with the Commission on November 1, 2016;

•	our Current Reports on Form 8-K filed with the Commission on January 22, 2016, January 28, 2016 (Item 8.01 only), January 29, 2016, February 8, 2016, May 11, 2016, September 12, 2016, October 6, 2016, November 4, 2016 and December 1, 2016 (which Form 8-K includes certain unaudited pro forma condensed combined financial information giving effect to the Proposed Transaction for the year ended December 31, 2015 and for the nine months ended September 30, 2016 and as at September 30, 2016);

•	the audited consolidated financial statements of Agrium as at December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, included as Exhibit 99.3 to Agrium’s Annual Report on Form 40-F, filed with the Commission on March 3, 2016;

•	the audited consolidated financial statements of Agrium as at December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, included as Exhibit 99.3 to Agrium’s Annual Report on Form 40-F, filed with the Commission on March 5, 2015; and

•	the unaudited condensed consolidated financial statements of Agrium as at September 30, 2016 and December 31, 2015 and for the three months and nine months ended September 30, 2016 and 2015, included as Exhibit 99.3 to Agrium’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 3, 2016.

In addition, until we sell all of the notes covered by this prospectus supplement or otherwise terminate the offering of the notes, we also incorporate by reference in this prospectus supplement and the accompanying prospectus all documents that we file with the Commission in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, provided, however, that to the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus unless specifically stated otherwise. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein to any previously filed document. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such documents, by writing or telephoning us at Potash Corporation of Saskatchewan Inc., Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

PROSPECTUS

Potash Corporation of Saskatchewan Inc.

Debt Securities

We may offer from time to time, in one or more series, the debt securities described in this prospectus. Such debt securities may be offered and sold by us in one or more offerings. This prospectus describes some of the general terms that may apply to the debt securities. The specific terms of any series of debt securities to be offered will be described in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplements carefully before you invest.

We may offer and sell the debt securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. Each prospectus supplement will provide the names of the underwriters, dealers or agents, if any, and the amount, price and terms of the plan of distribution relating to the debt securities to be offered pursuant to such prospectus supplement, as well as the net proceeds we expect to receive from such sale. Our debt securities may be denominated in U.S. dollars or in any other currency, currency units or composite currencies as we may designate.

Investing in our securities involves risks. You should consider carefully the risk factors described in the applicable prospectus supplement and in any documents incorporated by reference into this prospectus or the applicable prospectus supplement. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2016.

You should rely only on the information included in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that included in or incorporated by reference into this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference into this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or the debt securities offered hereby. We are not making an offer of these debt securities in any state or jurisdiction where the offer is not permitted. The debt securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is not included in or delivered with this prospectus but that is contained in documents that we file with the SEC. You may obtain copies of the documents that are incorporated by reference into this prospectus, without charge, from the website maintained by the SEC at http://www.sec.gov. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of the offering.

This prospectus provides you with a general description of the debt securities we may offer. This summary description is not intended to be a complete description of the debt securities. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the description of the particular terms of any debt securities contained in any related prospectus supplement. A prospectus supplement may also add, update or change other information contained in this prospectus.

Before you invest in a particular issue of debt securities, you should read both this prospectus and any related prospectus supplement carefully, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

In this prospectus, except as otherwise indicated or as the context otherwise requires, “PotashCorp,” “we,” “our,” “us” and the “company” refer to Potash Corporation of Saskatchewan Inc. and its consolidated subsidiaries.

POTASH CORPORATION OF SASKATCHEWAN INC.

We are the world’s largest integrated fertilizer and related industrial and feed products company by capacity and play an integral role in global food production. We are the largest producer, by capacity, of potash and one of the largest producers of nitrogen and phosphate. These three essential nutrients help farmers grow healthier, more abundant crops. With the global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. While agriculture is our primary market, we also produce products for animal feed and industrial uses.

We are a corporation organized under the laws of Canada. Our principal executive offices are located at Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone: (306) 933-8500.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains “forward-looking statements” (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other U.S. federal securities laws) or “forward-looking information” (within the meaning of applicable Canadian securities legislation) that relates to future events or our future financial performance. These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements often contain words such as “should,” “could,” “expect,” “may,” “anticipate,” “forecast,” “believe,” “intend,” “estimates,” “plans” and similar expressions. These statements are based on certain factors and assumptions as set forth in this prospectus and the documents incorporated by reference herein, including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While we consider these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect.

Forward-looking statements are subject to risks and uncertainties that are difficult to predict. The results or events set forth in forward-looking statements may differ materially from actual results or events. Several factors could cause actual results or events to differ materially from those expressed in forward-looking statements including, but not limited to, unexpected developments with respect to any of the following:

•	variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates;

•	fluctuations in supply and demand in the fertilizer, sulfur and petrochemical markets;

•	changes in competitive pressures, including pricing pressures;

•	risks and uncertainties related to any operating and workforce changes made in response to our industry and the markets we serve, including mine and inventory shutdowns;

•	adverse or uncertain economic conditions and changes in credit and financial markets;

•	economic and political uncertainty around the world;

•	changes in capital markets;

•	the results of sales contract negotiations;

•	unexpected or adverse weather conditions;

•	changes in currency and exchange rates;

•	risks related to reputational loss;

•	the occurrence of a major safety incident;

•	inadequate insurance coverage for a significant liability;

•	inability to obtain relevant permits for our operations;

•	catastrophic events or malicious acts, including terrorism;

•	certain complications that may arise in our mining process, including water inflows;

•	risks and uncertainties related to our international operations and assets;

•	our ownership of non-controlling equity interests in other companies;

•	our prospects to reinvest capital in strategic opportunities and acquisitions;

•	risks associated with natural gas and other hedging activities;

•	security risks related to our information technology systems;

•	imprecision in reserve estimates;

•	costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight;

•	changes in, and the effects of, government policies and regulations;

•	earnings and the decisions of taxing authorities which could affect our effective tax rates;

•	increases in the price or reduced availability of the raw materials that we use;

•	our ability to attract, develop, engage and retain skilled employees;

•	strikes or other forms of work stoppage or slowdowns;

•	rates of return on, and the risks associated with, our investments and capital expenditures;

•	timing and impact of capital expenditures;

•	the impact of further innovation;

•	adverse developments in new and pending legal proceedings or government investigations; and

•	violations of our governance and compliance policies.

These risks and uncertainties are discussed in more detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents filed by us with the SEC and the Canadian provincial securities commissions. You may obtain copies of these documents as described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

As a result of these and other factors, there is no assurance that any of the events, circumstances or results anticipated by forward-looking statements included or incorporated by reference into this prospectus or the accompanying prospectus supplement will occur or, if they do, of what impact they will have on our business, our performance, the results of our operations and our financial condition.

Forward looking statements are given only as of the date hereof and we disclaim any obligation to update or revise any forward-looking statements included or incorporated by reference into this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investment in the debt securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and the other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable prospectus supplement or free writing prospectus before acquiring any of the debt securities.

PRESENTATION OF FINANCIAL INFORMATION

We are a foreign private issuer in the United States that voluntarily files our consolidated financial statements with the SEC on U.S. domestic issuer forms. In addition, we are permitted to file with the SEC our consolidated financial statements under International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IFRS, without reconciliation to U.S. generally accepted accounting principles, or U.S. GAAP. As a result, we do not prepare a reconciliation of our results to U.S. GAAP. It is possible that certain of our accounting policies could be different from U.S. GAAP.

Unless otherwise specified, financial information is presented in U.S. dollars.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities described in this prospectus for general corporate purposes. Specific allocations of the proceeds for such purposes have not been made at this time.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges computed using amounts reported under IFRS for the periods indicated below. Earnings for this purpose have been calculated by adding income taxes, fixed charges, amortization of capitalized interest and distributed income of equity- accounted investees to net income, and deducting interest capitalized and share of earnings of equity-accounted investees. Fixed charges for this purpose consist of the total of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

	Three months
	ended March 31,	Year ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	2.54	7.70	9.77	10.27	11.13	14.15

DESCRIPTION OF DEBT SECURITIES

As required by U.S. federal securities law, the debt securities offered pursuant to this prospectus are governed by a document called an indenture. The indenture is a contract between us, as issuer, and U.S. Bank National Association, as successor trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. You should read the indenture for a more complete understanding of the provisions we describe below. Please see “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

In the discussion that follows, we summarize certain provisions of the indenture. This discussion is not complete, and is qualified by reference to all the provisions of the indenture, including definitions of terms used in the indenture. For example, in this section we use defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference into this prospectus or into any related prospectus supplement, as applicable.

We describe in this section the general terms that will apply to any debt securities that may be offered by us pursuant to this prospectus. At the time that we offer debt securities, we will describe in the related prospectus supplement the specific terms of the offered debt securities and the extent to which the general terms described in this section apply to those debt securities.

General

We may from time to time sell the debt securities described in this prospectus in one or more foreign currencies, currency units or composite currencies. The indenture provides that debt securities may be issued thereunder in an unlimited amount. The debt securities may be issued in one or more series, as established by us or as established in one or more indentures supplemental to the indenture. Not all debt securities of one series need be issued at the same time and, unless otherwise provided, any series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 3.01)

The debt securities described in this prospectus will be direct unsecured obligations of PotashCorp and will rank equally and ratably without preference among themselves and at least equally with all of our other unsecured and unsubordinated indebtedness.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indenture that may be applicable in the case of that issue of debt securities, will be described in the applicable prospectus supplement. This description will include, without limitation, where applicable:

•	the title, aggregate principal amount and denominations of the debt securities;

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the price, expressed as a percentage of the principal amount, at which the debt securities will be issued and, if other than the principal amount, the portion of the principal amount payable upon the acceleration of the maturity of the debt securities, the portion of the principal amount that is convertible, or the method by which any such portions will be determined;

•	the date or dates on which the debt securities shall be payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

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the date from which interest on the debt securities will accrue, the dates on which interest will be payable, the date on which payment of interest will commence, the record dates for interest payment dates, the persons to whom interest will be paid and the basis upon which interest will be calculated, if other than that of a 360-day year of twelve, 30-day months;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer, exchange or conversion and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

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the terms and conditions on which we may, at our option, redeem the debt securities, in whole or in part, including the period or periods for redemption and price or prices at which the debt securities may be redeemed;

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the terms and conditions on which we may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a security holder, including the period or periods for redemption and price or prices at which the debt securities may be redeemed;

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if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be another currency or units of two or more other currencies or a composite currency or currencies, and any other terms and conditions relating to those currencies;

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whether the principal of (and premium, if any) or interest on the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency or currencies, currency unit or units, or composite currency or currencies other than that in which the debt securities are denominated, and the terms and conditions upon which such election may be made;

•

whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency, currencies, currency unit or units, composite currency or currencies, commodities, equity indices or other indices), and the manner in which those amounts will be determined;

•	any additional restrictive covenants included for the benefit of holders of the debt securities;

•	any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities as are provided in this prospectus;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary;

•	whether the debt securities will be issued in certificated or book-entry form;

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the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus to the debt securities or any modification or replacement of, or addition to, those provisions;

•	the obligation to permit the conversion of the debt securities into our common or preferred equity shares, and the terms and conditions upon which such conversion will be effected;

•	provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

•

whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in the place of making such payment; and

•	any other terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the debt securities. (Section 3.01)

We may issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amounts. We will describe in the related prospectus supplement any special U.S. or Canadian federal income tax, accounting or other considerations that may apply to any such original issue discount securities.

The prospectus supplement for each offering of debt securities may add to or change statements contained in this prospectus. Except as described in any related prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of the debt securities protection in the event of a leveraged transaction or that would prohibit other transactions that could adversely affect holders of the debt securities.

Form, Denomination, Registration or Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities only in registered form.

We may issue debt securities of a series in whole or in part in the form of one or more global securities. (Section 2.03)

Unless otherwise specified in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in integral multiples of $1,000. We will specify the denomination of any series of debt securities denominated in a foreign or composite currency or currency units in the related prospectus supplement. If applicable, we will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global security or securities. (Sections 3.01 and 3.02)

The trustee will act as our agent for registering debt securities in the names of holders and recording transfers of debt securities, although we may appoint another entity to perform this function or perform this function ourselves. The entity performing this function is called the “security registrar.” If other than the trustee, we will identify any such security registrar for a series of debt securities in the applicable prospectus supplement.

You may transfer or exchange debt securities at the office of the security registrar. You will not be required to pay any service charge for any registration of transfer or exchange of debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. You may have your debt securities, other than a global security, exchanged for more debt securities of smaller permitted denominations or for fewer debt securities of larger permitted denominations. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 3.05)

Neither we nor the trustee will be required to:

•

issue, register the transfer of or exchange debt securities of any series if such debt securities may be among those selected for redemption during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion of a debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•

issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be repaid. (Section 3.05)

Global Debt Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the related prospectus supplement. Global securities will be registered in the name of the depositary or its nominee. Unless a global security is exchanged in whole or in part for debt securities in definitive form, a global security generally may be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee. (Sections 3.01 and 3.05)

A general description of global securities arrangements is set forth below under “Legal Ownership of Debt Securities-Global Securities.” The specific terms of the depositary arrangement with respect to any debt securities of a series issued in global form will be described in the prospectus supplement related to such series. We expect that the provisions of the next two paragraphs will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary. These institutions are called “participants.” The participant accounts to be credited will be designated by the underwriters or agents for such debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that interest will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that own beneficial interests through participants.

Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants’ accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the security register at the record date for such interest. The principal of (and applicable premium, if any, on) any series of debt securities will be payable at the corporate trust office of the trustee, which initially will be 100 Wall Street, Suite 1600, New York, New York 10005; except that, at our option, payment of interest may be made by check mailed to each holder at the holder’s registered address or by wire transfer of funds to each holder at an account maintained within the United States. (Sections 3.01, 3.07 and 10.02)

If any interest is not punctually paid or provided for on any interest payment date, then interest will stop being payable to the holder on the relevant regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of such defaulted interest. A special record date will be fixed by the trustee, which date shall be not more than 15 days and not less than ten days prior to the proposed payment date. Notice of the proposed payment of default interest and the special record date will be given to the holder of the debt security not less than ten days prior to such special record date. In addition, defaulted interest may be paid at any time in any other lawful manner, as described in the indenture. (Section 3.07)

We may appoint one or more paying agents to effect payments in respect of the debt securities. We will identify any paying agent for a series of debt securities in the applicable prospectus supplement. We may terminate the appointment of any paying agent at any time, except that, unless otherwise indicated in the applicable prospectus supplement, we will maintain at least one paying agent in New York City for payments with respect to the debt securities of any series payable in U.S. dollars. (Section 10.02)

Any money deposited with the trustee or a paying agent in respect of any debt security that remains unclaimed at the end of two years (or such shorter period of time for return of such money to PotashCorp under applicable abandoned property laws) after the relevant amounts shall have become due and payable will be repaid to us upon our request. Holders of these debt securities can thereafter look only to us for payment of these amounts. (Section 10.03)

Merger, Consolidation or Sale

Under the indenture we may amalgamate or consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that:

•

either we will be the continuing entity or one of the continuing entities, or the successor entity will be an entity organized and existing under the laws of Canada or any province or territory of Canada or the United States or any State thereof or the District of Columbia, and the successor entity will expressly assume, by the execution of a supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture to be performed by us;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or the successor entity’s obligation as a result thereof as having been incurred by us or such successor entity at the time of such transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions will be delivered to the trustee. (Sections 8.01 and 8.04)

Certain Covenants

Additional Amounts

Payments made by us under or with respect to the debt securities will be free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the Government of Canada or of any province or territory of Canada or by any authority or agency therein or thereof having power to tax, which we refer to as Taxes, unless we are required to withhold or deduct Taxes by law.

If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to certain Taxes specified in the indenture, which we refer to as Excluded Taxes. Excluded Taxes include Taxes:

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that would not have been imposed but for the fact that the payment is made to a holder with whom we do not deal with at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time we make such payment;

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that would not have been imposed but for the existence of any present or former connection between the holder and Canada or any province or any territory of Canada unless the connection is only holding the debt securities or the receipt of payments on the debt securities;

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that would not have been imposed but for the presentation by the holder of such debt security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent; or

•

that would not have been imposed but for the failure of the holder to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner of such debt security.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to the holders of the debt securities certified copies of tax receipts evidencing payment by us within 30 days after the date the payment of any Taxes is due.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we are obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such additional amounts will be payable, the amounts payable and such other information necessary to enable the trustee to pay such additional amounts to holders on the payment date. Wherever in this prospectus or a related prospectus supplement we mention the payment of the principal of (or premium, if any) or interest on or any other amount payable under, or in respect of, any debt security of any series, we include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

Our obligation to pay additional amounts if and when due will survive the termination of the indenture and the payment of all amounts under or with respect to the debt securities. (Section 10.06)

Limitation on Liens

We may not, and we may not permit any of our subsidiaries to, incur any lien on or with respect to any of our or any of our subsidiaries’ principal property (as this term is defined below) owned on or acquired after the date of the indenture to secure debt without making (or causing such subsidiary to make) effective provision for securing the debt securities equally and ratably with such debt as to such principal property for as long as such debt is so secured. If such debt is subordinate to the debt securities, we must secure the debt securities as to such principal property prior to such debt for so long as such debt is so secured.

The restrictions on liens will not apply to:

•	liens in respect of debt existing on the date of the indenture;

•	liens on or with respect to property that is not principal property;

•	liens securing only debt securities issued under the indenture;

•	liens in favor of us or any of our subsidiaries;

•	liens on property existing immediately prior to the time of acquisition of such property (and not created in anticipation of the financing of such acquisition);

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liens to secure debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of property used in our business or the business of any of our subsidiaries and subject to such liens, provided that the principal amount of any debt secured by such a lien does not exceed 100% of such purchase price or cost, such lien does not extend to or cover any property other than such property and any such improvements, and such debt is incurred within twelve months of such purchase, construction or improvement;

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liens on property of a person existing at the time such person is merged with or into or amalgamated or consolidated with us or any of our subsidiaries that were not created in anticipation of the acquisition of such person, provided that such lien does not extend to or cover any property other than that of the person so merged, amalgamated or consolidated;

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liens on any principal property in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract or statute of such governmental body; and

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liens to secure debt incurred to extend, renew, refinance, replace or refund (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, any secured debt existing on the date of the indenture or any debt secured by any lien referred to in the foregoing exceptions, so long as in each such case the lien does not extend to any other property and the debt so secured is not increased other than for reasonable costs related to such extension, renewal, refinancing, replacement or refunding.

In addition, we and our subsidiaries may incur a lien or liens to secure debt (excluding debt secured by liens permitted under the exceptions listed above) the aggregate amount of which, including attributable debt in respect of sale and leaseback transactions, does not exceed 15% of our consolidated net tangible assets, as such term is defined in the indenture. We and our subsidiaries may also incur a lien or liens to secure any debt incurred pursuant to a sale and leaseback transaction, without securing the debt securities equally and ratably with or prior to such debt, provided that such sale and leaseback transaction is permitted by the provisions of the indenture described below under “—Limitation on Sale and Leaseback Transactions.” (Section 10.07)

For purposes of the limitation on liens covenant and the limitation on sale and leaseback transactions covenant, which is described below, the term “principal property” means any real property interest that is held by us or any of our subsidiaries and that has a gross book value (without deduction of any reserve for depreciation) exceeding 5% of our consolidated net tangible assets (other than any interest that our board of directors determines is not material to the business of PotashCorp and our subsidiaries, taken as a whole), or any of the capital stock or debt securities issued by any of our significant subsidiaries, as such term is defined in the indenture.

Limitation on Sale and Leaseback Transactions

We may not, and we may not permit any of our subsidiaries to, enter into any sale and leaseback transaction with respect to any principal property (except for a period, including renewals, not exceeding 36 months) unless:

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at the time of entering into such sale and leaseback transaction, we (or such subsidiary) would be entitled to incur debt, in a principal amount equal to the attributable debt (as this term is defined below) in respect of such sale and leaseback transaction, secured by a lien, without equally and ratably securing the debt securities;

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we apply (or such subsidiary applies), within twelve months after the sale or transfer, an amount equal to the greater of the net proceeds of the principal property sold pursuant to the sale and leaseback transaction or the fair value (in the opinion of an executive officer of ours) of such principal property to the acquisition of or construction on property used or to be used in the ordinary course of our business or the business of our subsidiary, and we shall have elected to designate such amount as a credit against such sale and leaseback transaction; or

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subject to the following paragraph, we apply (or such subsidiary applies), within twelve months after the sale or transfer, an amount equal to the net proceeds of the principal property sold pursuant to the sale and leaseback transaction to the voluntary defeasance or retirement of debt, which amount will not be less than the fair value (in the opinion of an executive officer of ours) of such principal property less an amount equal to the principal amount of such debt voluntarily defeased or retired by us or such subsidiary within such twelve-month period and not designated as a credit against any other sale and leaseback transaction. (Section 10.08)

Notwithstanding the foregoing, in no event will we be required to defease or retire, in the aggregate with respect to any and all such sale and leaseback transactions, more than 25% of the original aggregate principal amount of a series of debt securities on or prior to the fifth anniversary of the original issue date thereof. If the aggregate net proceeds that we would be otherwise required to use to defease or retire debt securities on or prior to the fifth anniversary of the issue date would exceed 25% of the original aggregate principal amount of such series (such excess we refer to as the 25% excess proceeds), then promptly after such fifth anniversary we will defease or retire debt securities in an amount equal to the 25% excess proceeds. Pending such defeasing or retiring of debt securities, the 25% excess proceeds will be invested and maintained by us and for our benefit in permitted short-term investments, and we will not distribute such proceeds in respect of our common shares. (Section 10.08)

For purposes of the limitation on sale and leaseback transactions covenant, the term “attributable debt” means, with respect to any sale and leaseback transaction, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under the lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). For this purpose, “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in the period by the lessee, not including, however, any amounts required to be paid by the lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

Events of Default, Notice and Waiver

The indenture provides that the following events are events of default with respect to any series of debt securities issued pursuant to the indenture:

•	default in the payment of interest on, or any additional amount payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

•	default in the payment of principal of (or premium, if any, on) any debt security of that series when due;

•	default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series and the indenture;

•

default in the performance or breach of any other covenant or warranty of PotashCorp contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities other than that series), and the continuance of that default or breach for 60 days after written notice by the holders of at least 25% in principal amount of the outstanding debt securities of that series has been delivered to us;

•

a default in respect of indebtedness for borrowed money (including obligations under leases required to be capitalized on the balance sheet of the lessee, but not including any indebtedness for which recourse is limited to property purchased) in an aggregate principal amount in excess of $100,000,000 that results in the acceleration of the due date of that indebtedness, without the acceleration having been rescinded or annulled;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of PotashCorp or any of our significant subsidiaries; and

•	any other event of default provided with respect to that particular series of debt securities. (Section 5.01)

An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

We are required to file with the trustee annual officers’ certificates as to the absence of specified defaults under the indenture. (Section 10.05)

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will, at the request of holders of not less than 25% in principal amount of the then-outstanding debt securities of the relevant series, declare the principal of, and premium, if any, on, all debt securities of the series to be due and payable, together with accrued interest. The indenture provides that, in certain cases, the holders of a majority in principal amount of the then-outstanding debt securities of a series may on behalf of the holders of all debt securities of that series waive any past default or event of default and rescind and annul any declaration of acceleration and its consequences. (Section 5.02)

The trustee may require indemnification from the holders of debt securities of a series before proceeding to exercise any right or power under the indenture at the request of those holders. (Sections 6.01 and 6.03) The holders of a majority in principal amount of the then-outstanding debt securities of any series may:

•

direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series; and

•	take any other action authorized to be taken under the indenture or under applicable law.

However, the trustee may refuse to follow any direction that conflicts with law or the indenture, might involve it in personal liability or is unduly prejudicial to the rights of other holders. (Section 5.12)

No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

•	notice of default by that holder;

•

a written request to enforce the indenture by the holders of not less than 25% in principal amount of all of the then-outstanding debt securities of the applicable series issued under the indenture (treated as a single class); and

•	an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding debt securities of the applicable series issued under the indenture (treated as a single class) do not give a direction to the trustee that is inconsistent with the enforcement request. (Section 5.07) These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities on the relevant due dates or redemption date. (Section 5.08)

If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if and so long as it determines in good faith that this is in the interests of the holders of the relevant debt securities. (Section 6.02)

Modification of the Indenture

The indenture provides that, in general, we and the trustee may modify the indenture or the rights of the holders of any debt securities issued pursuant to the indenture so long as we obtain the consent of the holders of not less than a majority in principal amount of the then-outstanding debt securities affected by the modification. The indenture also provides, however, that we may not effect any modification without the consent of each affected holder if that modification would, among other things:

•

change the stated maturity of the principal of (or premium, if any) or any rate or installment of interest on any debt security, or change the amount of any additional amounts payable on the debt securities in respect of any tax, assessment or governmental charge;

•

reduce the principal amount of any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment for any debt security or change the currency in which a debt security or any premium or the interest thereon is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely affect any right to convert or exchange any debt security;

•

reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for approval of any proposed modification to the indenture or for waivers of certain covenants or defaults under the indenture, or reduce the requirements for quorum or voting; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of any affected debt security. (Section 9.02)

We and the trustee are permitted to enter into one or more supplemental indentures without the consent of any holder of debt securities issued pursuant to the indenture for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to our covenants for the benefit of the holders of any or all series of debt securities or to surrender any of our rights or powers in the indenture;

•	to add events of default for the benefit of the holders of any or all series of debt securities;

•

to add or change any provisions of the indenture to permit or facilitate the issuance of debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form;

•

to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto that are entitled to the benefit of such provision;

•	to add guarantees to the debt securities and guarantors under the indenture or to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to cure any ambiguity, defect or inconsistency in the indenture, provided that such action will not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 9.01)

The indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 15.01) A meeting may be called at any time by the trustee, and also, upon request to the trustee, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. (Section 15.02) Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. (Section 15.04)

Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. (Section 15.04)

Discharge, Defeasance and Covenant Defeasance

We are permitted under the indenture to discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be. (Section 4.01)

The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”) (Section 14.02), or

•

to be released from our obligations with respect to the debt securities of a series under the restrictions described under “—Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”) (Section 14.03), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates. (Section 14.04)

Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 14.04)

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York. (Section 1.12)

Concerning the Trustee

U.S. Bank National Association, as successor trustee, is the trustee under the indenture. An affiliate of the trustee is a lender to us under our $3,500.0 million credit facility. The trustee and its affiliates may also maintain other normal banking relationships, including the maintenance of depositary accounts, with us and certain of our subsidiaries.

LEGAL OWNERSHIP OF DEBT SECURITIES

“Street Name” and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. This is called holding in “street name.” Instead, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles payments and notices with respect to securities;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

Our obligations, as well as the obligations of the trustee and any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities issued pursuant to the indenture. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of one or more global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if debt securities are issued only in the form of a global security:

•	you cannot have debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

•

the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security; we and the trustee will have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security; and we and the trustee also will not supervise the depositary in any way; and

•	the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

•

when the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•

an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “—Events of Default, Notice and Waiver”

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the applicable prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term “Holder” as Used in this Prospectus and Elsewhere

In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the “holder” of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any related prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

INCOME TAX CONSIDERATIONS

The applicable prospectus supplement will describe the principal U.S. federal income tax consequences and the principal Canadian federal income tax consequences to holders who are residents of the United States of the acquisition, ownership and disposition of the applicable series of debt securities under the U.S. Internal Revenue Code of 1986, as amended, and the Income Tax Act (Canada).

PLAN OF DISTRIBUTION

General

We may sell the offered debt securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale.

The accompanying prospectus supplement will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the debt securities;

•	the initial public offering price of the debt securities; and

•	any exchange on which the debt securities are to be listed.

Underwriters, agents and dealers that participate in the distribution of the debt securities may be “underwriters” as defined in the U.S. Securities Act of 1933, or the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.

The debt securities described in this prospectus will not be offered or sold to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

Underwriters and Agents

If we use underwriters for a sale of debt securities, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Any such underwriters or agents may from time to time purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in a secondary market if one develops. From time to time, those underwriters or agents may make a market in the debt securities but are not obligated to do so.

Dealers

We may sell the offered debt securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such debt securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered debt securities directly. In this case, no underwriters, agents or dealers would be involved.

Indemnification; Other Relationships

We may have agreements with any underwriters, agents or dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Underwriters, agents or dealers may engage in transactions with us or our subsidiaries, perform services for us or our subsidiaries or be customers of ours or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

In connection with particular offerings of the debt securities in the future, and if stated in the applicable prospectus supplements, certain matters involving the laws of the United States will be passed upon for us by Jones Day, our United States counsel, and for any underwriters, agents or dealers, by counsel named in the applicable prospectus supplement, and certain matters involving the laws of Canada will be passed upon for us by Stikeman Elliott LLP, our Canadian counsel.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the effectiveness of the company’s internal control over financial reporting have been audited by Deloitte LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

We are a corporation organized under the laws of Canada. Certain of our directors and executive officers are residents of Canada. Substantial portions of our assets and of our subsidiaries and such individuals are located outside of the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon such persons in connection with matters arising under the United States federal securities laws or to enforce against them in United States courts judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws. There is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in Canada.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The documents we file with the SEC are also available on our website at http://www.potashcorp.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC and documents that we will file with the SEC in the future. The information incorporated by reference is an important part of this prospectus, and information in documents that we file subsequently with the SEC will automatically update and supersede information in this prospectus. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 3, 2016; and

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2016, January 28, 2016 (Item 8.01 only), January 29, 2016, February 8, 2016 and May 11, 2016.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the debt securities we are offering with this prospectus.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings (other than exhibits that are specifically incorporated by reference into those filings), upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Potash Corporation of Saskatchewan Inc.

Suite 500, 122 – 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

Telephone: (306) 933-8500

In addition, you may access all of the above filings on our website at http://www.potashcorp.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus.

Potash Corporation of Saskatchewan Inc.

$                 % Notes due

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Morgan Stanley

RBC Capital Markets

Scotiabank

                    , 2016